EXHIBIT 1.01

Conflict Minerals Report of First Solar, Inc.

For the Year Ended December 31, 2023

Introduction

First Solar, Inc., together with its consolidated subsidiaries (“First Solar,” “the Company,” “we,” “us,” and “our”), has prepared this Conflict Minerals Report pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and the requirements of Form SD (collectively, “the Rules”).

We are a leading American solar technology company and global provider of photovoltaic (“PV”) solar energy solutions. Developed at our research and development labs in California and Ohio, we manufacture and sell PV solar modules with an advanced thin film semiconductor technology that provide a high-performance, lower-carbon alternative to conventional crystalline silicon PV solar modules. From raw material sourcing through end-of-life module recycling, we are committed to reducing the environmental impacts and enhancing the social and economic benefits of our products across their life cycle. We are the world’s largest thin film PV solar module manufacturer and the largest PV solar module manufacturer in the Western Hemisphere.

Our primary segment is our modules business, which involves the design, manufacture, and sale of cadmium telluride solar modules, which convert sunlight into electricity. Third-party customers of our modules segment include system developers, independent power producers, utilities, commercial and industrial companies, and other system owners and operators. For further discussion of our products and services, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The information contained in our Annual Report on Form 10-K is not incorporated by reference into this Conflict Minerals Report or our Form SD for 2023 and should not be considered part of this Conflict Minerals Report or the associated Form SD.

Minerals including tantalum, tin, tungsten, and gold (“3TG”) are classified as “conflict minerals,” some of which may be necessary to the functionality or production of certain products that we manufacture or purchase for use in our solar modules. As such, we are subject to the Rules with respect to those necessary conflict minerals. The Rules require us to conduct, in good faith, a reasonable country of origin inquiry (“RCOI”) into those necessary conflict minerals to determine whether they originated in the Democratic Republic of Congo (“DRC”) or an adjoining country (a “covered country” and together, the “covered countries”) or are from recycled or scrap sources. If, as a result of our RCOI procedures, we know or have reason to believe that any of our necessary conflict minerals originated in one or more of the covered countries and are not from recycled or scrap materials, then we are required to exercise due diligence to determine the source and chain of custody of such conflict minerals.

First Solar Conflict Minerals Policy

To the extent we source minerals from the covered countries, we are dedicated to protecting and respecting human rights by responsibly sourcing such minerals. We have a long-standing commitment to conducting our business in compliance with applicable laws and regulations and condemn human rights abuses associated with the extraction, transport, or trade of minerals. Similarly, we have a no-tolerance policy with respect to corruption, money laundering, and/or bribery. We require all direct suppliers to agree to follow such principles.

At the same time, we support sourcing from the covered countries when performed in accordance with accepted international standards, specifically within the guidance from the Organisation for Economic Co-operation and Development (“OECD”). Suppliers with minerals not found to be conflict free in their sourcing will be given a reasonable amount of time to begin sourcing minerals responsibly and in a manner consistent with the principles of responsible sourcing from conflict-affected areas.

Description of Product Identification and RCOI Processes

During 2023, we purchased components of our products that incorporated or were produced using certain conflict minerals. As such, we conducted an RCOI process to determine whether any of the conflict minerals originated, or may have originated, in the covered countries and whether such conflict minerals originated from recycled or scrap sources. We consider parts and components used in the production of our thin film solar modules to be subject to the Rules, and such items are included in the RCOI process.

We conducted an assessment to determine which of our direct suppliers may be providing components of our products that are likely to contain conflict minerals. We identified the applicable list of components by consulting with members of our supply chain department, including commodity managers, suppliers, senior management, and other individuals familiar with our sourcing and operations. We verified with such personnel that the population of components and suppliers was complete for our 2023 procedures. From that list, we then identified the suppliers to survey from which we directly procured materials (“tier one” or “direct” suppliers). Ten tier one suppliers, which were Responsible Mineral Assurance Program (“RMAP”) compliant, were also confirmed to have supplied products or components to us that contained conflict minerals during the year ended December 31, 2023, and all ten responded to our surveys.

Results

Leveraging the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”), our RCOI consisted of surveying tier one suppliers confirmed to have supplied products, which were used to manufacture our solar modules, that contained conflict minerals. This template includes information regarding the smelters, origins of conflict minerals, supplier due diligence programs, and whether the materials originate from recycled or scrap sources.

As part of reviewing the completed CMRT surveys, we assessed the responses for reasonableness by comparing them to prior year information and reviewing the completeness of current year surveys provided. Incomplete CMRT surveys were rejected and returned to the suppliers to complete and resend. For non-responsive suppliers, we have internal escalation procedures, which escalate the survey status to senior members of our global supply chain organization depending on certain milestones within our RCOI timeline and may include efforts to directly contact such non-responsive suppliers. For the suppliers that we considered to be subject to the Rules, we received a 100% response rate after following our internal procedures.

Our tier one suppliers performed similar RCOI procedures to identify the chain of custody from their suppliers back to the smelter and country of origin. We relied on the good faith efforts of our tier one suppliers to provide us with reasonable information and representations relating to the smelter and country of origin. The smelter or refiner facilities that were used to process our necessary conflict minerals are contained in Appendix A. See “Smelter and Refiner Facilities” below for more detail regarding the information contained in Appendix A.

Based on the surveys received from our suppliers and the RCOI procedures conducted for our business, we concluded we had reason to believe that a portion of our necessary conflict minerals could have originated in the covered countries and such necessary conflict minerals may not have been from recycled or scrap sources. Based on this result, we exercised due diligence to determine the source and chain of custody of such conflict minerals as described below.

Framework Used to Develop Due Diligence Measures

In accordance with the Rules, we undertook due diligence efforts to determine the country, mine, or location of origin and facilities used to produce the conflict minerals used in our products. We designed our due diligence measures to conform in all material respects with the internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) and related supplements for 3TG.

Due Diligence Undertaken to Comply with the OECD Framework

Our due diligence process for 2023 included the following steps:

OECD Step 1: Establish a Company Management System

•We have adopted and communicated our conflict minerals policy both publicly and to relevant internal and external parties, which conflict minerals policy is available at www.firstsolar.com/-/media/First-Solar/Sustainability-Documents/FS-Mineral-Policy.ashx and is not incorporated herein by reference.

•We include conflict minerals compliance requirements in new supplier agreements and purchase order terms and conditions.

•We have an operating, cross-functional internal governance team with representatives from our supply chain, compliance, and legal departments to ensure policy statements and control processes are followed.

•We have an existing records retention process and a grievance mechanism for reporting policy violations via our ethics hotline.

OECD Step 2: Identify and Assess Risks in Supply Chain

•We conducted our surveys leveraging the CMRT, which were sent to all suppliers considered to be subject to the Rules. We used the CMRT to identify smelter or refiner facilities and countries of origin of our necessary conflict minerals.

•We relied on RMI and other information provided by our suppliers to identify countries of origin for RMAP compliant smelter or refiner facilities.

•We reviewed the responses from the CMRT questionnaires with our supply chain department and crosschecked the list with RMAP facilities found at www.responsiblemineralsinitiative.org, which website is not incorporated herein by reference.

OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

•We report information on the source and chain of custody of our necessary conflict minerals to our executive management on a periodic basis.

•As part of our internal conflict minerals policy, we have a conflict minerals risk mitigation plan that defines supplier risk management strategies, including (i) continued procurement, (ii) assistance in identifying alternate sources of supply, and (iii) disengagement, the severity of which is at the discretion of our executive management.

OECD Step 4: Independent Third-Party Audit of Smelter/Refiner Due Diligence Practices

•As we do not source directly from smelter or refiner facilities, we rely on the RMAP to oversee and coordinate third-party audits of these facilities. The RMAP audit protocols and procedures were designed by the RMI. These audit protocols and procedures require the smelters or refiners to engage specially trained third-party auditors to independently verify that these smelters and refiners can be considered conflict free.

•We rely on the publicly available audit results of the RMAP third-party audits to validate the sourcing practices of facilities in our supply chain.

OECD Step 5: Report Annually on Supply Chain Due Diligence

•We file a Form SD and Conflict Minerals Report with the Securities and Exchange Commission on an annual basis, as necessary. Our Form SD and Conflict Minerals Report are also available on our website at investor.firstsolar.com and are not incorporated herein by reference.

Smelter and Refiner Facilities

In connection with our RCOI and due diligence efforts, our suppliers provided us with lists of facilities that may have processed the necessary conflict minerals used in our products during 2023. Such facility information is included in Appendix A and summarized by mineral in the following table. As of April 10, 2024, all facilities were RMAP conformant.

	Number of Smelters or Refiners	Percentage
Tantalum	—	—%
Tin	83	100%
Tungsten	—	—%
Gold	—	—%
Total	83	100%

Due Diligence Efforts to Identify Country, Location, and Mine of Origin of Conflict Minerals in Products

After obtaining CMRT forms and related documentation through our RCOI and due diligence processes as described above, we compared the smelters and refiners used by relevant suppliers with the list of smelters and refiners from the RMAP, as well as responses in the CMRT, to gather the country, location, and mine of origin information. We also reviewed public information, to the extent available, in an attempt to verify the mine or location of origin. All of our smelters reported to be sourcing from “Level 1” countries (defined below) or from recycled or scrap sources, or were validated as RMAP conformant by RMI.

The countries of origin of the conflict minerals processed by the RMAP conformant smelters or refiners identified to us by our suppliers include the countries identified below:

Level 1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export from these regions of conflict minerals:

•Belgium, Bolivia, Brazil, China, India, Indonesia, Japan, Malaysia, Myanmar, Peru, Philippines, Poland, Russia, Spain, Taiwan, Thailand, the United States, and Vietnam.

Level 2 – Countries that are known or plausible countries for smuggling, export out of region, or transit of materials containing conflict minerals:

•None.

Level 3 – The smelter is sourcing from the Democratic Republic of the Congo or its adjoining countries:

•Rwanda.

Appendix A

Table of Our Conflict Minerals Processing Facilities*
(As of April 10, 2024)

Conflict Mineral	Smelter or Refiner Name	Location	RMAP Status
Tin	Alpha	United States	RMAP conformant
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam	RMAP conformant
Tin	Aurubis Beerse	Belgium	RMAP conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	RMAP conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	RMAP conformant
Tin	China Tin Group Co., Ltd.	China	RMAP conformant
Tin	China Yunnan Tin Co Ltd.	China	RMAP conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	RMAP conformant
Tin	CRM Synergies	Spain	RMAP conformant
Tin	CV Ayi Jaya	Indonesia	RMAP conformant
Tin	CV Venus Inti Perkasa	Indonesia	RMAP conformant
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	RMAP conformant
Tin	Dowa	Japan	RMAP conformant
Tin	DS Myanmar	Myanmar	RMAP conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam	RMAP conformant
Tin	Empresa Metalúrgica Vinto	Bolivia	RMAP conformant
Tin	Empresa Nacional de Fundiciones (ENAF)	Bolivia	RMAP conformant
Tin	Estanho de Rondonia S.A.	Brazil	RMAP conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	RMAP conformant
Tin	Fenix Metals	Poland	RMAP conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	RMAP conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	RMAP conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	RMAP conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	RMAP conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	RMAP conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	RMAP conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	RMAP conformant
Tin	Luna Smelter, Ltd.	Rwanda	RMAP conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	RMAP conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	RMAP conformant
Tin	Melt Metais e Ligas S.A.	Brazil	RMAP conformant
Tin	Metallic Resources, Inc.	United States	RMAP conformant
Tin	Metallo Belgium N.V.	Belgium	RMAP conformant
Tin	Metallo Spain S.L.U.	Spain	RMAP conformant
Tin	Mineracao Taboca S.A.	Brazil	RMAP conformant
Tin	Minsur	Peru	RMAP conformant
Tin	Mitsubishi Materials Corporation	Japan	RMAP conformant
Tin	Modeltech Sdn Bhd	Malaysia	RMAP conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam	RMAP conformant
Tin	Novosibirsk Processing Plant Ltd.	Russia	RMAP conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	RMAP conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	RMAP conformant
Tin	Operaciones Metalurgicas S.A.	Bolivia	RMAP conformant
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Conflict Mineral	Smelter or Refiner Name	Location	RMAP Status
Tin	Precious Minerals and Smelting Limited	India	RMAP conformant
Tin	PT Aries Kencana Sejahtera	Indonesia	RMAP conformant
Tin	PT Artha Cipta Langgeng	Indonesia	RMAP conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	RMAP conformant
Tin	PT Babel Inti Perkasa	Indonesia	RMAP conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	RMAP conformant
Tin	PT Bangka Prima Tin	Indonesia	RMAP conformant
Tin	PT Bangka Serumpun	Indonesia	RMAP conformant
Tin	PT Bangka Tin Industry	Indonesia	RMAP conformant
Tin	PT Belitung Industri Sejahtera	Indonesia	RMAP conformant
Tin	PT Bukit Timah	Indonesia	RMAP conformant
Tin	PT Cipta Persada Mulia	Indonesia	RMAP conformant
Tin	PT Mitra Stania Prima	Indonesia	RMAP conformant
Tin	PT Mitra Sukses Globalindo	Indonesia	RMAP conformant
Tin	PT Panca Mega Persada	Indonesia	RMAP conformant
Tin	PT Premium Tin Indonesia	Indonesia	RMAP conformant
Tin	PT Prima Timah Utama	Indonesia	RMAP conformant
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	RMAP conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	RMAP conformant
Tin	PT Refined Bangka Tin	Indonesia	RMAP conformant
Tin	PT Sariwiguna Binasentosa	Indonesia	RMAP conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	RMAP conformant
Tin	PT Sukses Inti Makmur	Indonesia	RMAP conformant
Tin	PT Timah Nusantara	Indonesia	RMAP conformant
Tin	PT Timah Tbk Kundur	Indonesia	RMAP conformant
Tin	PT Timah Tbk Mentok	Indonesia	RMAP conformant
Tin	PT Tinindo Inter Nusa	Indonesia	RMAP conformant
Tin	PT Tirus Putra Mandiri	Indonesia	RMAP conformant
Tin	PT Tommy Utama	Indonesia	RMAP conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	RMAP conformant
Tin	Rui Da Hung	Taiwan	RMAP conformant
Tin	Super Ligas	Brazil	RMAP conformant
Tin	Thaisarco	Thailand	RMAP conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	RMAP conformant
Tin	Tin Technology & Refining	United States	RMAP conformant
Tin	Toboca/ Paranapenema	Brazil	RMAP conformant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam	RMAP conformant
Tin	VQB Mineral and Trading Group JSC	Vietnam	RMAP conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	RMAP conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	RMAP conformant
——————————
*We note the following in connection with the table above:

•All smelters and refiners have committed to undergo an RMAP audit or are participating in one of the cross-recognized certification programs.

•Though we request that our tier one suppliers provide responses at the product-level, some of our suppliers provided responses at the company-level, meaning that they reported smelter and refiner information for all of their products, not just for the products sold to us. Accordingly, our list of processing facilities disclosed in this appendix may contain more facilities than those that actually process or refine the conflict minerals contained in our products.
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